EXHIBIT 99.1

MDI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2009

(in thousands, except share and per share data)

	MDI Inc (A)	Sale of Security Systems (B)	Pro forma Adjustments		Pro Forma Combined
Current Assets:
Cash and cash equivalents	$372	$295	$—		$77
Restricted cash	72	—	—		72
Accounts receivable	1,637	504	—		1,133
Inventories	376	376	—		—
Other current assets	269	263	—		6
Total current assets	2,726	1,438	—		1,288

Property and equipment, net	5,778	823	—		4,955

Goodwill	1,000	1,000	—		—
Other non current assets	502	71	750	(C)	1,181
Total assets	$10,006	$3,332	$750		$7,424

Current Liabilities:
Accounts payable	$2,244	$1,362	$—		882
Accrued expenses	1,093	993	—		100
Deferred income	302	17	—		285
Other liabilities	168	112	—		56
Notes payable	5,500	—	—		5,500
Total Liabilities	9,307	2,484	—		6,823
Stockholders’ Equity:
Preferred stock	977	—	—		977
Common stock	356	—	—		356
Additional paid in capital	146,798	—	—		146,798
Accumulated deficit	(147,432)	848	750		(147,530)

Total stockholders’ equity	699	848	750		601
Total liabilities and stockholders’ equity	$10,006	$3,332	$750		$7,424

Pro forma adjustments are computed assuming the sale of Monitor was consummated on June 30, 2009.
(A) Represents MDI, Inc. (“MDI”) historical balance sheet as of June 30, 2009.
(B) Represents assets and liabilities to be sold related to security systems.
(C) This entry reflects the $750,000 promissory note due MDI from new owners of security systems.

MDI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(in thousands, except share and per share data)

	MDI, Inc. (A)	Discontinued Operations (B)	Sale of Security Systems (C)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$17,190	$6,485	$7,990	$—		$2,715
Cost of sales (exclusive of depreciation shown separately below)	10,340	3,594	4,156			2,590
Gross profit	6,850	2,891	3,834	—		125
Other operating costs:
Selling, general and administrative	8,853	1,901	5,368			1,584
Asset and goodwill impairment	2,374	2,204	—			170
Depreciation and amortization	873	538	104			231
	12,100	4,643	5,472	—		1,985

Operating income (loss)	(5,250)	(1,752)	(1,638)	—		(1,860)
Other income (expense):
Interest income (expense), net	(415)	10	—	30	(D)	(395)
Gain (loss) on sale or disposal of assets	449	45	404	—		—
Other, net	34	55	404	30		(395)
Income (loss) before income taxes and discontinued operations	(5,216)	(1,697)	(1,234)	30		(2,255)
Income taxes	(17)	(7)	(10)			—
Net income (loss)	(5,233)	(1,704)	(1,244)	30		(2,255)
Dividend requirements on preferred stock	(31)	—	—			(31)
Net loss allocable to common stockholders	$(5,264)	$(1,704)	$(1,244)	$30		$(2,286)
Basic and diluted loss per share	(0.14)	(0.05)	(0.03)	—		(0.06)
Basic and diluted weighted average shares outstanding:	36,655,571	36,655,571	36,655,571	36,655,571		36,655,571

Pro forma adjustments are computed assuming the sale of security systems were consummated at the beginning of the period.
(A) Represents MDI, Inc. ("MDI") historical statement of operations for the year ended December 31, 2008.

(B)

FAS Construction Management, Inc. was sold on April 14, 2009. The results of operations related to the business of FAS Construction Management, Inc. are being eliminated. Historical financial statements do not yet reflect the discontinued operation presentation.

(C) Represents revenue and expenses associated with the sale of security systems business.
(D) Represents interest earned on $750,000 promissory note at the rate of 4% per annum.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(in thousands, except share and per share data)

	MDI, Inc. Systems (A)	Sale of Security Systems (B)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$7,560	$2,982	$—		$4,578
Cost of sales (exclusive of depreciation shown separately below)	5,996	1,684	—		4,312
Gross profit	1,564	1,298	—		266
Other operating costs:
Selling, general and administrative	3,417	2,677			740
Asset and goodwill impairment	6,011	—	—		6,011
Depreciation and amortization	175	108	—		67
	9,603	2,785	—		6,818

Operating income (loss)	(8,039)	(1,487)	—		(6,552)
Other income (expense):
Interest income (expense), net	(207)	18	15	(C)	(210)
Gain (loss) on sale or disposal of assets	417	417	—		—
Other, net	210	435	15		(210)
Income (loss) before income taxes and discontinued operations	(7,829)	(1,052)	15		(6,762)
Income taxes	(5)	(1)	—		(4)
Income (loss) from continuing operations	(7,834)	(1,053)	15		(6,766)
Income (loss) from discontinued operations	221	—	(221	) (D)	—
Net income (loss)	(7,613)	(1,053)	(206)		(6,766)
Dividend requirements on preferred stock	(10)	—	—		(10)
Net loss allocable to common stockholders	$(7,623)	$(1,053)	$(206)		$(6,776)
Basic and diluted loss per share from:
Continuing operations	(0.22)	(0.03)	—		(0.19)
Discontinued operations	0.01	—	(0.01)		—
Basic and diluted loss per share	(0.21)	(0.03)	(0.01)		(0.19)

Basic and diluted weighted average shares outstanding:	35,634,385	35,634,385	35,634,385		35,634,385

Pro forma adjustments are computed assuming the sale of security systems were consummated at the beginning of the period.
(A) Represents MDI, Inc. ("MDI") historical statement of operations for the six months ended June 30, 2009.
(B) Represents revenue and expenses associated with the sale of the security systems business.
(C) Represents interest earned on $750,000 promissory note at the rate of 4% per annum.
(D) FAS Construction Management, Inc. was sold on April 14, 2009. The results of discontinued operations are being eliminated from the six-month period.